Exhibit 99.1

Anika Therapeutics Announces Worldwide Development and Commercialization Agreement with Galderma Pharma

WOBURN, Mass., July 5 /PRNewswire-FirstCall/ -- Anika Therapeutics, Inc. (Nasdaq: ANIK) today announced that it has signed an exclusive worldwide development and commercialization agreement with Galderma Pharma S.A., a joint venture between Nestle and L’Oreal, for cosmetic tissue augmentation (“CTA”) therapies. CTA therapies are used in patients for the correction of facial wrinkles, scar remediation, and lip augmentation.

Anika will receive an upfront payment of $1 million with additional milestone payments to be made upon receipt of final regulatory approvals and upon achievement of sales thresholds and development targets. The agreement also provides Anika with royalties and transfer payments for the supply of CTA products.

“We are delighted to reach agreement with Galderma and excited about the potential growth in this expanding aesthetic marketplace,” said Anika President and Chief Executive Officer Charles H. Sherwood, Ph.D. “Galderma’s demonstrated marketing and distribution expertise, and outstanding reputation for success has established them as one of the premier dermatological companies. We look forward to working together to meet the needs of patients.”

“We believe Anika’s know-how has tremendous potential to produce innovative solutions to currently unmet needs in Aesthetic Dermatology. Galderma’s commitment to bring products to market worldwide reflects our long term commitment to continuously strive to meet the needs of dermatology patients,” says Humberto C. Antunes, Chief Executive Officer of Galderma.

Under this multiyear agreement, which is subject to earlier termination pursuant to certain events, Galderma will also reimburse certain development costs for enhancement of the initial product, line extensions, and clinical trial support. Anika anticipates filing amendments to its existing regulatory applications with the FDA and European Union regulators to enhance features of its CTA product. Commercialization of the enhanced version of the CTA product is estimated to commence mid-2007.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (http://www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products for tissue protection and healing. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek, and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc. Anika manufactures Amvisc(TM) and Amvisc Plus(TM), HA viscoelastic products for ophthalmic surgery. It also produces STAARVISC(TM)-II, which is distributed by STAAR Surgical company and Shellgel(TM) for Cytosol Ophthalmics, Inc.

About Galderma

Galderma (http://www.galderma.com), the number one pharmaceutical company in dermatology (IMS Health, IMS Dataview -- D class -- MAT Q4 2005, 33 countries), focuses exclusively on meeting the needs of dermatology patients and physicians by providing innovative therapeutic solutions for the diagnosis, prevention and treatment of dermatological conditions. Its expertise spans a broad spectrum of skin, hair and nail diseases, with a strong position on acne, rosacea, onychomycosis, psoriasis, hyperpigmentation disorders and non-melanoma skin cancers and photodamage.

Prescription products include DIFFERIN® for the treatment of acne, METROGEL® and ROZEX® for the treatment of rosacea, LOCERYL® Nail Lacquer for the treatment of onychomychosis and TRI-LUMA® for the treatment of melasma as well as therapeutic skin care products with CETAPHIL®.

Recently launched products include the innovative drug delivery formulations CLOBEX® Shampoo for scalp psoriasis and CLOBEX® Spray for psoriasis, METVIX® (Australia and 11 countries in Europe) for actinic keratosis, basal cell carcinoma and Bowen’s disease and METROGEL® 1% for the treatment of rosacea.

Created in 1981, Galderma Pharma S.A. is a 50/50 joint venture between Nestle and L’Oreal based in Lausanne, Switzerland. The company deploys a worldwide network of 33 fully owned subsidiaries, employs 2,370 people with products marketed in more than 65 countries.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. The statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and other factors. The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: its ability to successfully receive FDA or foreign regulatory approvals for its CTA products; that even if received, such approvals will not be obtained in a timely manner or without the need for additional clinical trials; and the results of its research and product development efforts and their relative success and timing of regulatory approvals, commercialization of the Company’s products; the risk that the Company’s new arrangements with Galderma will not result in any meaningful sales or will be terminated at an earlier date in accordance with its terms, or that Galderma will fail to perform as it has committed to under the agreement, or that any of the milestones in this agreement will not be achieved. Even if the Company is successful with its CTA product or its other products, there can be no assurance that it will be successful with other potential products. Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and current reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

         Contact:
          Anika Therapeutics, Inc.
          Charles Sherwood, Ph.D., CEO
          Kevin Quinlan, CFO
          (781) 932-6616

SOURCE  Anika Therapeutics, Inc.
         -0-                                        07/05/2006
         /CONTACT: Charles Sherwood, Ph.D., CEO, or Kevin Quinlan, CFO, both of
Anika Therapeutics, Inc., +1-781-932-6616 /
         /Web site:  http://www.anikatherapeutics.com
                           http://www.galderma.com /
         (ANIK)